Filed pursuant to Rule 424(b)(3)
Registration No. 333-172116

PROSPECTUS SUPPLEMENT NO. 1
Dated January 23, 2013
(To Prospectus dated December 21, 2012)

TEXAS RARE EARTH RESOURCES CORP.

22,019,150 SHARES OF COMMON STOCK

Supplement to Prospectus

This supplements the prospectus dated December 21, 2012, of Texas Rare Earth Resources Corp. (the “Company”) relating to the sale by certain of our security holders of up to 22,019,150 shares of common stock of the Company. You should read this prospectus supplement in conjunction with the prospectus dated December 21, 2012, and this supplement is qualified by reference to the prospectus, except to the extent that the information herein supersedes the information contained in the prospectus. This supplement includes the Company’s quarterly report on Form 10-Q for the period ended November 30, 2012 as filed with the Securities and Exchange Commission on January 14, 2013.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

This supplement is part of the prospectus and must accompany the prospectus to satisfy prospectus delivery requirements under the Securities Act of 1933, as amended.

The date of this prospectus supplement is January 23, 2013

UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended November 30, 2012
OR
☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from              to

Commission file number: 000-53482

TEXAS RARE EARTH RESOURCES CORP.

 (Exact Name of Registrant as Specified in its Charter)
Delaware	87-0294969
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

539 El Paso Avenue
Sierra Blanca, Texas	79851
(Address of Principal Executive Offices)	(Zip Code)

(915) 369-2133

(Registrant’s Telephone Number, including Area Code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.   Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).  Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

Indicate by check mark whether the Registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act) Yes ☐ No ☒

Number of shares of issuer’s common stock outstanding at January 9, 2013:  35,973,086

Texas Rare Earth Resources Corp
BALANCE SHEETS

	November 30, 2012	August 31, 2012
	(Unaudited)

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$5,826,661	$6,517,935
Prepaid expenses and other current assets	56,589	74,149
Total current assets	5,883,250	6,592,084

Property and equipment, net	218,385	250,909
Mineral properties	353,434	343,434
Deposits	102,000	102,840

TOTAL ASSETS	$6,557,069	$7,289,267

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$385,767	$478,430
Total current liabilities and total liabilities	385,767	478,430

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
Preferred stock, par value $0.001; 10,000,000 shares authorized, no shares issued and outstanding as of November 30, 2012 and
August 31, 2012, respectively	-	-
Common stock, par value $0.01; 100,000,000 shares authorized,
36,550,009 shares issued and outstanding as of
November 30, 2012 and August 31, 2012, respectively	365,501	365,501
Additional paid-in capital	29,406,168	29,262,684
Accumulated deficit	(23,600,367)	(22,817,348)
Total shareholders' equity	6,171,302	6,810,837

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$6,557,069	$7,289,267

The accompanying notes are an integral part of these financial statements.

TEXAS RARE EARTH RESOURCES CORP
UNAUDITED STATEMENTS OF OPERATIONS

	Three Months Ended November 30,
	2012	2011

OPERATING EXPENSES
Exploration costs	$200,886	$1,615,619
General and administrative expenses	576,591	1,222,646

Total operating expenses	777,477	2,838,265

LOSS FROM OPERATIONS	(777,477)	(2,838,265)

OTHER INCOME (EXPENSE)
Interest and other income	3,368	10,027
Interest and other expense	(8,910)	-
Total other income (expense)	(5,542)	10,027

NET LOSS	$(783,019)	$(2,828,238)

Net loss per share:
Basic and diluted net loss per share	$(0.02)	$(0.08)

Weighted average shares outstanding:
Basic and diluted	36,550,009	34,625,220

The accompanying notes are an integral part of these financial statements.

TEXAS RARE EARTH RESOURCES CORP
UNAUDITED STATEMENTS OF CASH FLOWS

	Three Months Ended November 30,
	2012	2011

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(783,019)	$(2,828,238)
Adjustment to reconcile net loss to net cash
used in operating activities:
Depreciation expense	20,546	17,224
Loss on sale of asset	8,773	-
Stock issued for services	-	19,200
Stock based compensation	143,484	719,774
Changes in current assets and liabilities:
Prepaid expenses and other assets	18,400	(22,114)
Accounts payable and accrued expenses	(92,663)	279,702
Net cash used in operating activities	(684,479)	(1,814,452)

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in mineral properties	(10,000)	(235,201)
Purchase of fixed assets	-	(52,405)
Proceeds from sale of fixed assets	3,205	-
Net cash used in investing activities	(6,795)	(287,606)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from exercise of common stock warrants	-	90,156
Proceeds from exercise of common stock warrants issued in subsequent period	-	27,343
Net cash provided by financing activities	-	117,499
NET CHANGE IN CASH AND CASH EQUIVALENTS	(691,274)	(1,984,559)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	6,517,935	16,886,066
CASH AND CASH EQUIVALENTS, END OF PERIOD	$5,826,661	$14,901,507

SUPPLEMENTAL INFORMATION
Interest paid	$137	$-
Taxes paid	$-	$-

The accompanying notes are an integral part of these financial statements.

Texas Rare Earth Resources Corp
Notes to Interim Financial Statements
November 30, 2012
(Unaudited)

NOTE 1 – BASIS OF PRESENTATION

The accompanying unaudited interim financial statements of Texas Rare Earth Resources Corp. (the "Company") have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission ("SEC"), and should be read in conjunction with the audited financial statements and notes thereto contained in the Company's annual report on Form 10-K, dated August 31, 2012 and Form DEF 14A dated December 28, 2012, as filed with the SEC. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosures contained in the audited financial statements for the most recent fiscal year August 31, 2012 as reported in the Company’s annual report on Form 10-K, have been omitted.

NOTE 2 – MINERAL PROPERTIES

September 2011 Lease

On September 2, 2011, we entered into a new mining lease with the Texas General Land Office covering Sections 7 and 18 of Township 7, Block 71 and Section 12 of Block 72, covering approximately 860 acres at Round Top Mountain in Hudspeth County, Texas.  The mining lease issued by the Texas General Land Office gives us the right to explore, produce, develop, mine, extract, mill, remove, and market beryllium, uranium, rare earth elements, all other base and precious metals, industrial minerals and construction materials and all other minerals excluding oil, gas, coal, lignite, sulfur, salt, and potash.  The term of the lease is nineteen years so long as minerals are produced in paying quantities.

Under the lease, we will pay the State of Texas a lease bonus of $197,800, $35,000 of which was paid upon the execution of the lease, $65,000 of which was paid in April 2011 when we submitted our initial plan of operations to conduct exploration, and $97,800 of which will be due when we submit a supplemental plan of operations to conduct mining.  Upon the sale of minerals removed from Round Top, we will pay the State of Texas a $500,000 minimum advance royalty.

Thereafter, we will pay the State of Texas a production royalty equal to eight percent (8%) of the market value of uranium and other fissionable materials removed and sold from Round Top and six and one quarter percent (6 ¼%) of the market value of all other minerals removed and sold from Round Top.

In August 2012 we paid the State of Texas a delay rental of $44,718.  Thereafter, assuming production of paying quantities has not been obtained, we may pay additional delay rental fees to extend the term of the lease for successive one (1) year periods pursuant to the following schedule:

	Per Acre Amount	Total Amount
September 2, 2013 – 2014	$50	$44,718
September 2, 2015 – 2019	$75	$67,077
September 2, 2020 – 2024	$150	$134,155
September 2, 2025 – 2029	$200	$178,873

November 2011 Lease

On November 1, 2011, we entered into a mining lease with the State of Texas covering 90 acres, more or less, of land that we purchased in September 2011 near our Round Top site.  The deed was recorded with Hudspeth County on September 16, 2011.

Under the lease, we paid the State of Texas a lease bonus of $20,700 which was paid upon the execution of the lease.  Upon the sale of minerals removed from Round Top, we will pay the State of Texas a $50,000 minimum advance royalty.  Thereafter, we will pay the State of Texas a production royalty equal to eight percent (8%) of the market value of uranium and other fissionable materials removed and sold from Round Top and six and one quarter percent (6 ¼%) of the market value of all other minerals sold from Round Top.

If production of paying quantities of minerals has not been obtained on or before November 1, 2012, we may pay the State of Texas a delay rental to extend the term of the lease in an amount equal to $4,500.  Thereafter, assuming production of paying quantities has not been obtained, we may pay additional delay rental fees to extend the term of the lease for successive one (1) year periods pursuant to the following schedule:

NOTE 2 – MINERAL PROPERTIES (Continued)

	Per Acre Amount	Total Amount
November 1, 2013 – 2014	$50	$4,500
November 1, 2015 – 2019	$75	$6,750
November 1, 2020 – 2024	$150	$13,500
November 1, 2025 – 2029	$200	$18,000

 NOTE 3 – SHAREHOLDERS’ EQUITY

Capital Stock

The Company’s authorized capital stock consists of 100,000,000 shares of common stock, with a par value of $0.01 per share, and 10,000,000 preferred shares with a par value of $0.001 per share.

All shares of common stock have equal voting rights and, when validly issued and outstanding, are entitled to one non-cumulative vote per share in all matters to be voted upon by shareholders.  The shares of common stock have no pre-emptive, subscription, conversion or redemption rights and may be issued only as fully paid and non-assessable shares. Holders of the common stock are entitled to equal ratable rights to dividends and distributions with respect to the common stock, as may be declared by the Board of Directors out of funds legally available.  In the event of a liquidation, dissolution or winding up of the affairs of the Company, the holders of common stock are entitled to share ratably in all assets remaining available for distribution  to them after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding.

On December 19, 2012, we filed our post-effective amendment number two to our Registration Statement on Form S-1 (No. 333-172116) as filed with the Securities and Exchange Commission on February 8, 2011 and our Registration Statement on Form S-1 (No. 333-175773) as filed with the Securities and Exchange Commission on July 25, 2011, to include the audited financial statements for our fiscal year ended August 31, 2012, and to reflect information disclosed in our annual report on Form 10-K for the year ended August 31, 2012, as filed with the Securities and Exchange Commission on November 15, 2012.

Our common stock is currently traded on the OTCQX U.S., a centralized quotation service maintained by OTC Markets Group Inc. that collects and publishes market maker quotes for over-the-counter securities. Although our common stock is traded on the OTCQX U.S., a regular trading market for our securities may not be sustained in the future. Quotes for stocks traded on the OTCQX U.S. generally are not listed in the financial sections of newspapers and newspapers often devote very little coverage to stocks quoted solely on the OTCQX U.S. Accordingly, prices for, and coverage of, securities quoted solely on the OTCQX U.S. may be difficult to obtain. In addition, stocks quoted solely on the OTCQX U.S. tend to have a limited number of market makers and a larger spread between the bid and ask prices than those listed on an exchange. All of these factors may cause holders of our common stock to be unable to resell their securities at any price. This limited trading also could decrease or eliminate our ability to raise additional funds through issuances of our securities.  There is no market for the Warrants.

During the quarter ending November 30, 2012, we expensed approximately $143,000 for stock based compensation to one director and one executive officer.

NOTE 4 – SUBSEQUENT EVENTS

On December 12, 2012, the Board authorized, on recommendation of the Compensation Committee, that all of the Company’s issued and outstanding stock options, issued to directors of the Company be exercisable on a cashless basis by permitting the Company to withhold shares of common stock with a fair market value equal to the exercise price as determined on the date of exercise.

On December 19, 2012, the Board re-priced Mr. Cecil Wall’s five year options to purchase up to 90,000 shares at a price of  $4.70 and Mr. Anthony Marchese’s five year options to purchase up to 45,000 shares of common stock at an exercise price of $2.60, five year option to purchase up to 175,000 shares of common stock at an exercise price of $4.15, five year option to purchase up to 150,000 shares of common stock at an exercise price of $2.50 per share, and ten year option to purchase up to 100,000 shares of common stock at an exercise price of $1.51 per share, such that all such options are now exercisable at a price of $1.00 per share.  The other terms and conditions of these options remain the same.

On December 27, 2012, we repurchased 576,923 shares of our common stock from a private investor, representing approximately 1.58% of the Company’s issued and outstanding shares of common stock, at a price of $0.23 per share for an aggregate purchase amount of $132,692.29. Following the repurchase, we intend to cancel the entire amount of shares from treasury, resulting in the Company having 35,973,086 shares of common stock issued and outstanding.

The repurchase was made pursuant to a privately negotiated stock repurchase agreement. The per share repurchase price for the shares repurchased was determined through arms-length negotiations with the private investor.

The stock repurchase agreement and the related transactions were approved by our board of directors. The repurchase price was paid through cash on hand from the Company’s available surplus. Other than this private transaction as described in this report, our board of directors has not authorized any stock repurchase program or plan, and we have no current plans to effect any open-market purchases of our common stock or other repurchases of our common stock.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

In this Quarterly Report on Form 10-Q, unless the context requires otherwise, references to “Texas Rare Earth Resources Corp,” "the Company" “we,” “our” or “us” refer to Texas Rare Earth Resources Corp.  You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes appearing elsewhere in this quarterly report.  This Quarterly Report on Form 10-Q may also contain statistical data and estimates we obtained from industry publications and reports generated by third parties. Although we believe that the publications and reports are reliable, we have not independently verified their data.

Forward-Looking Statements

This Quarterly Report on Form 10-Q and the exhibits attached hereto contain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 (collectively, “forward-looking statements”). Such forward-looking statements concern the Company’s anticipated results and developments in the Company’s operations in future periods, planned exploration and development of its properties, plans related to its business and other matters that may occur in the future.  These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management.  Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as “expects” or “does not expect”, “is expected”, “anticipates” or “does not anticipate”, “plans”, “estimates” or “intends”, or stating that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved) are not statements of historical fact and may be forward-looking statements.  Forward-looking statements in this Quarterly Report on Form 10-Q, include, but are not limited to:

•	the progress, potential and uncertainties of the Company’s 2012-2013 rare-earth exploration plans at its Round Top project in Hudspeth County, Texas (the “Round Top Project”);
•	the success of getting the necessary permits for future drill programs and future project development;
•	expectations regarding the ability of the Company to raise capital and to continue its exploration plans on its properties;
•	plans regarding anticipated expenditures at the Round Top Project; and
•	plans outlined under the section heading “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations – Plan of Operation”.

Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors which could cause actual events or results to differ from those expressed or implied by the forward-looking statements, including, without limitation:

•	risks associated with the Company’s history of losses and need for additional financing;
•	risks associated with the Company’s limited operating history;
•	risks associated with the Company’s properties all being in the exploration stage;
•	risks associated with the Company’s lack of history in producing metals from its properties;
•	risks associated with a shortage of equipment and supplies;
•	risks associated with the Company’s need for additional financing to develop a producing mine, if warranted;
•	risks associated with the Company’s exploration activities not being commercially successful;
•	risks associated with the ownership of surface rights at our Round Top Project;
•	risks associated with increased costs affecting the Company’s financial condition;
•	risks associated with a shortage of equipment and supplies adversely affecting the Company’s ability to operate;
•	risks associated with mining and mineral exploration being inherently dangerous;
•	risks associated with mineralization estimates;
•	risks associated with changes in mineralization estimates affecting the economic viability of the Company’s properties;
•	risks associated with uninsured risks;
•	risks associated with mineral operations being subject to market forces beyond the Company’s control;
•	risks associated with fluctuations in commodity prices;
•	risks associated with permitting, licenses and approval processes;
•	risks associated with the governmental and environmental regulations;
•	risks associated with future legislation regarding the mining industry and climate change;
•	risks associated with potential environmental lawsuits;
•	risks associated with the Company’s land reclamation requirements;

•	risks associated with rare earth and beryllium mining presenting potential health risks;
•	risks related to title in the Company’s properties;
•	risks related to competition in the mining and rare earth elements industries;
•	risks related to economic conditions;
•	risks related to our ability to manage growth;
•	risks related to the potential difficulty of attracting and retaining qualified personnel;
•	risks related to the Company’s dependence on key personnel;
•	risks related to the Company’s Securities and Exchange Commission (“SEC”) filing history;
•	risks and uncertainties related to the Company’s self-reporting with the SEC;
•	risks related to the Company’s securities.

This list is not exhaustive of the factors that may affect the Company’s forward-looking statements. Some of the important risks and uncertainties that could affect forward-looking statements are described further under the section heading “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of this Quarterly Report. Although the Company has attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Except as required by law, the Company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.  The Company qualifies all the forward-looking statements contained in this Quarterly Report by the foregoing cautionary statements.

Overview and Organizational History

We are a mining company engaged in the business of the acquisition, exploration and, if warranted, development of mineral properties.  We currently hold two nineteen year leases, executed in September 2011 and November 2011, to explore and develop a 950 acre rare earths project located in Hudspeth County, Texas known as the Round Top Project and prospecting permits covering an adjacent 9,345 acres.  We also own unpatented mining claims in New Mexico.  Our principal focus will be on developing a metallurgical process to concentrate or otherwise extract the metals from the Round Top rhyolite, although we will continue to examine other opportunities in the region as they develop. We currently have limited operations and have not established that any of our projects or properties contain any proven or probable reserves under SEC Industry Guide 7.  Our operations are exploratory in nature.

We currently do not have any producing properties and consequently, we have no current operating income or cash flow and have not generated any revenues.  Further exploration will be required before a final evaluation as to the economic and practical feasibility of any of our properties is determined.

As announced on October 3, 2012, we intend to commission an expanded version of the June 2012 Preliminary Economic Analysis to include scaled down operations beginning at 10,000 tonnes per day, and to include other potentially valuable elements such as uranium and thorium which are present in the rock.  We believe a "scaled down" model is a much better fit with the present rare earth market.  The expanded Preliminary Economic Analysis will also model a variety of processes as we develop them during the course of our ongoing metallurgical research, which is our primary focus at this time.

In addition to the Round Top Project, we also own title to 12 unpatented mining claims, the Macho group, comprising 240 acres covering the Old Dude Mine, located in Sierra County, New Mexico.  The Old Dude Mine has a production history of silver, lead, zinc and gold dating from the 1890s.  We also own  another 18 unpatented mining claims and fractional claims, the HA group, comprising 274 acres  covering an andesite hosted vein system similar to and 10 miles to the southwest of the Macho District. These claims surround another historic producer, the Graphic Mine. The geologic setting at the HA property is the same as the Macho. We do not intend to schedule any physical exploration such as drilling or geophysics at these properties but will actively seek joint development or sale of them.

Our headquarters are located at 539 El Paso, Sierra Blanca, Texas 79851. Effective August 31, 2012, our offices at 304 Inverness Way South, Suite 365, Englewood, Colorado have been phased out. Our El Paso warehouse located at 11459 Pellicano Dr., El Paso, Texas will also be phased out. On January 1, 2013, we moved our accounting functions to our former office in Tyler, Texas under the supervision of our CFO, G. W. McDonald.

The current management is shareholder-centric, and receives either no cash compensation or much less than previous management. We will require definitive scientific documentation, rigorous economic studies, consideration of a wide range of alternatives and meticulous oversight of any cash outlays of shareholder funds.

We were incorporated in the State of Nevada in 1970 as Standard Silver Corporation.  In July 2004, our Articles of Incorporation were amended and restated to increase the number of shares of common stock to 25,000,000, and in March 2007, we affected a 1-for-2 reverse stock split.  In September, 2008 we amended and restated our Articles of Incorporation to allow the increase of the number of shares of common stock from 25,000,000 to 100,000,000, and to authorize an additional 10,000,000 shares of preferred stock, to be issued at management’s discretion.  In September 2010, we amended our Amended and Restated Articles of Incorporation to change our name from Standard Silver Corporation to Texas Rare Earth Resources Corp.

On August 24, 2012, we changed our state of incorporation from the State of Nevada to the State of Delaware (the “Reincorporation”) pursuant to a plan of conversion dated August 24, 2012.   The Reincorporation was previously submitted to a vote of, and approved by, our stockholders at a special meeting of the stockholders held on April 25, 2012.

Recent Corporate Developments

The following significant corporate developments occurred during our quarter ended November 30, 2012 and the subsequent period through the filing of this quarterly report:

On September 14, 2012, we and Mr. Anthony Garcia mutually agreed upon the resignation of Mr. Garcia as our Senior Vice President of Project Development and Engineering effective retroactively to August 31, 2012.  In connection with Mr. Garcia’s resignation as our Senior Vice President of Project Development, we entered into a Confidential Severance, Waiver and Release Agreement with Mr. Garcia, dated September 14, 2012, to be retroactively effective August 31, 2012, whereby in exchange for a full general release and waiver of any obligations owed by us to Mr. Garcia,  Mr. Garcia is entitled to receive:  (i) continuation of his current salary of $200,000, as of the time of termination, for a period of twelve months (minus applicable withholding), paid through our payroll practices; and (2) continuation of health benefits through our payment of his COBRA premiums, if elected within the time period required by law, during the period from September 1, 2012 through February 28, 2013 (or such shorter period as Mr. Garcia is entitled to COBRA continuation coverage under the terms of our insurance policies or plans).

Effective September 26, 2012, we and Mr. Wm. Christopher Mathers, our former CFO, entered into a supplemental agreement (the “Supplemental Agreement”) to Mr. Mathers’ February 15, 2011 Employment Agreement (the “Employment Agreement”), pursuant to which we and Mr. Mathers agreed upon the terms and conditions of Mr. Mather’s departure at the end of the calendar year 2012.  Pursuant to the material terms of the Supplemental Agreement, Mr. Mathers remained employed as our Chief Financial Officer until his resignation on January 1, 2013.  The Employment Agreement remained in full force and effect and was unamended, except as set forth below, and Mr. Mathers continued to perform his services to the Registrant in accordance with the standards set forth in the Employment Agreement through December 31, 2012.  During the transition period, Mr. Mathers was required to use his reasonable best efforts to (i) create a smooth transition to our successor Chief Financial Officer, Mr. McDonald (ii) sublet our Colorado office space and (iii) perform such other duties as may arise pursuant to the terms of the Employment Agreement, including handling certain specific filings of the Company.

Upon satisfaction of the terms of his employment pursuant to the standards of the Employment Agreement, pursuant to the Supplement Agreement, we and Mr. Mathers have agreed to terminate the Employment Agreement on January 1, 2013 and pay Mr. Mathers a cash severance amount under the terms thereof of $240,000.  By executing the Supplement Agreement, Mr. Mathers agreed not to terminate his Employment Agreement for “Good Reason” thereunder as a result of the recent changes to our board of directors.  The Supplement Agreement also redefines “Misconduct” under the terms of the Employment Agreement.

The 180 calendar day grace period for the Company to regain compliance with the minimum bid price requirement of $1.00 under the rules of the OTCQX U.S. Premier expired on November 13, 2012. Starting on November 14, 2012, the quotations for the Company’s shares of common stock moved from the OTCQX U.S. Premier to the OTCQX U.S. for continued quotations.

On November 23, 2012, we announced that we had learned that the Texas General Land Office (the “GLO”) had filed a lawsuit  against the Southwest Range & Wildlife Foundation, Inc. (the “Foundation”) seeking a declaratory judgment that the restrictions on mining in Section 5.06(1) (no mining during hunting season), Section 5.06(2) (no mining after dark or before dawn), and Section 5.06(4) (no lights) of the grazing and agricultural lease (Surface Lease SL 20040002, known as the “West Lease”) are legally void and unenforceable in violation of the public policy of the State of Texas.  See “Part II – Item 1. Legal Proceedings” below for more details.

On December 12, 2012, the Board authorized, on recommendation of the Compensation Committee, that all of the Company’s issued and outstanding stock options, issued to directors of the Company be exercisable on a cashless basis by permitting the Company to withhold shares of common stock with a fair market value equal to the exercise price as determined on the date of exercise.

On December 19, 2012, the Board re-priced Mr. Cecil Wall’s five year options to purchase up to 90,000 shares at a price of  $4.70 and Mr. Anthony Marchese’s five year options to purchase up to 45,000 shares of common stock at an exercise price of $2.60, five year option to purchase up to 175,000 shares of common stock at an exercise price of $4.15, five year option to purchase up to 150,000 shares of common stock at an exercise price of $2.50 per share, and ten year option to purchase up to 100,000 shares of common stock at an exercise price of $1.51 per share, such that all such options are now exercisable at a price of $1.00 per share.  The other terms and conditions of these options remain the same.

On December 27, 2012, we repurchased 576,923 shares of our common stock from a private investor, representing approximately 1.58% of the Company’s issued and outstanding shares of common stock, at a price of $0.23 per share for an aggregate purchase amount of $132,692.29. Following the repurchase, we intend to cancel the entire amount of shares from treasury, resulting in the Company having 35,973,086 shares of common stock issued and outstanding.

The repurchase was made pursuant to a privately negotiated stock repurchase agreement. The per share repurchase price for the shares repurchased was determined through arms-length negotiations with the private investor.

The stock repurchase agreement and the related transactions were approved by our board of directors. The repurchase price was paid through cash on hand from the Company’s available surplus. Other than this private transaction as described in this report, our board of directors has not authorized any stock repurchase program or plan, and we have no current plans to effect any open-market purchases of our common stock or other repurchases of our common stock.

Liquidity and Capital Resources

As of November 30, 2012, we had a working capital surplus of approximately $5.5 million. We will need to raise additional funding to implement our business strategy.  Our management believes that based on our current working capital, we will be able to continue operations through the end of calendar year 2014 without raising additional capital.  During our fiscal year ending August 31, 2013, we plan to spend over $1,500,000 for metallurgical testing and flow sheer development, additional geologic and resource modeling and compliance costs associated with state governmental agencies and appropriate staff and consulting expenses.  The timing of these expenditures is dependent upon a number of factors, including the availability of third party contractors. We estimate that general and administrative expenses during fiscal year ending August 31, 2013 will be approximately $1,900,000 to include payroll, investor relations, professional services, travel, and other expenses necessary to conduct our operations. We have reduced our staff, closed the Denver office and plan to reduce all other costs possible in order to accomplish our objectives without the necessity of raising additional capital.

We currently do not have sufficient funds to fully complete exploration and development work on any of our properties, which means that we will be required to raise additional capital, enter into joint venture relationships, or find alternative means to finance our properties in order to place them into commercial production, or evaluate the possibility of selling one or more of our projects or the Company in its entirety. Failure to obtain sufficient financing may result in the delay or indefinite postponement of exploration and, if warranted, development or production on one or more of our properties and any properties we may acquire in the future or even a loss of property interests. This includes our leases over claims covering the principal deposits on our properties, which may expire unless we expend minimum levels of expenditures over the terms of such leases. We cannot be certain that additional capital or other types of financing will be available if needed or that, if available, the terms of such financing will be favorable or acceptable to us. Our ability to arrange additional financing in the future will depend, in part, on the prevailing capital market conditions as well as our business performance.

Our policy will be not to issue common stock less than $2.50 per share. If we cannot attract investment capital on favorable terms, we will evaluate other potential sources of financing that may include:

(1) early exercise of warrants by shareholders;

(2) sales of royalties on our Macho Silver property, REE or non-REE elements as may be subsequently documented;

(3) sale of our Macho Silver property;

(4) JV or sale of the “Contact Zone” enriched in beryllium and uranium that was the earlier subject of Cyprus Minerals 1988 historical definitive feasibility study; and

(5) based on our experience in operating "narrow vein" deposits, possible participation in other mining ventures as operators for or partners with other investors or companies.

During the three month period ending November 30, 2012, we invested approximately $10,000 for the purchase of land in the surrounding area of Round Top.  We also sold furniture and equipment from our Denver office totaling approximately $21,000.  We recognized a loss on the disposal of these assets of approximately $9,000.

Results of Operations

General & Revenue

We had no operating revenues during the three months ended November 30, 2012 and 2011.  We are not currently profitable.  As a result of ongoing operating losses, we had an accumulated deficit of approximately $23.6 million as of November 30, 2012.

Operating expenses and resulting losses from Operations.

We incurred exploration costs for the three months ended November 30, 2012 and 2011, in the amount of approximately $201,000 and $1,616,000, respectively.  Expenditures for the three months ended November 30, 2012 were primarily for metallurgical testing while the expenditures for the three month period ended November 30, 2011 were primarily for drilling and related geological consulting fees at our Round Top Project.

Our general and administrative expenses for the three months ended November 30, 2012 and 2011, respectively, were approximately $577,000 and $1,223,000.  For the three months ended November 30, 2012, this amount included approximately $143,000 in stock based compensation to one director and one executive officer.  The remaining expenditures totaling approximately $434,000 were primarily for payroll and related taxes and benefits, professional fees and other general and administrative expenses necessary for our operations.  For the three months ended November 30, 2011, our general and administrative expenses included non-cash expenses of approximately $720,000 of stock compensation for two of our executive officers.  The remaining expenditures totaling approximately $503,000 were primarily for investor relations, professional fees associated with the audits of our financial statements, payroll and related taxes and benefits, investor and public relations, legal fees and other general and administrative expenses necessary for our operations.

We had losses from operations for the three months ended November 30, 2012 and 2011, respectively, totaling approximately $777,000 and $2,838,000 and net losses for the three months ended November 30, 2012 and 2011, respectively, of approximately $783,000 and $2,828,000.  The decrease in both losses from operations and net losses from 2011 to 2012 is due primarily to a decrease in exploration costs as we completed our drilling project of our Round Top Project in fiscal year 2012.  We earned interest and other income in the amount of approximately $3,300  and recognized losses from the sale of furniture and equipment totaling approximately $8,800 for the three months ended November 30, 2012.

Off-Balance Sheet Arrangements

We do not have any off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, results of operations, liquidity or capital expenditures.

Critical Accounting Estimates

Management’s discussion and analysis of financial condition and results of operations is based on our financial statements, which have been prepared in accordance with GAAP. Preparation of financial statements requires management to make assumptions, estimates and judgments that affect the reported amounts of assets, liabilities, revenues, costs and expenses, and the related disclosures of contingencies. Management bases its estimates on various assumptions and historical experience, which are believed to be reasonable; however, due to the inherent nature of estimates, actual results may differ significantly due to changed conditions or assumptions. On a regular basis, management reviews the accounting policies, assumptions, estimates and judgments to ensure that our financial statements are fairly presented in accordance with GAAP. However, because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such differences could be material. Management believes that the following critical accounting estimates and judgments have a significant impact on our financial statements; Valuation of options granted to Directors and Officers using the Black-Scholes model.

Item 3.  Quantitative and Qualitative Disclosures About Market Risk

Not applicable.

Item 4. Controls and Procedures

Disclosure Controls and Procedures

At the end of the period covered by this Quarterly Report on Form 10-Q, an evaluation was carried out under the supervision of and with the participation of our management, including the Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operations of the Company’s disclosure controls and procedures (as defined in Rule 13a – 15(e) and Rule 15d – 15(e) under the Exchange Act).  Based on that evaluation the CEO and CFO have concluded that as of the end of the period covered by this Quarterly Report, our disclosure controls and procedures were effective in ensuring that: (i) information required to be disclosed by us in our reports that we file or submit to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in applicable rules and forms and (ii) material information required to be disclosed in our reports filed under the Exchange Act is accumulated and communicated to our management, including our CEO and CFO, as appropriate, to allow for accurate and timely decisions regarding required disclosure.

Changes in Internal Control over Financial Reporting

There were no changes to the Company's internal control over financial reporting that occurred during the Company’s most recent fiscal quarter that have materially affected, or are reasonably likely to materially effect, the Company's internal controls over financial reporting.

PART II.  OTHER INFORMATION

Item 1. Legal Proceedings

On November 23, 2012, we announced that the Texas General Land Office (the “GLO”) has filed a lawsuit (the “Lawsuit”) against the Southwest Range & Wildlife Foundation, Inc. (the “Foundation”) seeking a declaratory judgment that the restrictions on mining in Section 5.06(1) (no mining during hunting season), Section 5.06(2) (no mining after dark or before dawn), and Section 5.06(4) (no lights) of the grazing and agricultural lease (Surface Lease SL 20040002, known as the “West Lease”) are legally void and unenforceable in violation of the public policy of the State of Texas. State of Texas v. Southwest Range & Wildlife Foundation, Inc.; Cause No. 4273 in the 205th District Court of Hudspeth County, Texas.

One of the Company’s two mining leases with the GLO at its Round Top project (Lease M-113117, the “Mining Lease”)) covers land subject to the West Lease. By letter dated March 27, 2012, the GLO had previously advised the Foundation that, effective immediately, the State of Texas declared the restrictions on mining void and unenforceable. Immediately thereafter, the GLO had provided the Company with an amendment to the Mining Lease, signed by the GLO on March 29, 2012, which removed all mining restrictions which are the subject of the Lawsuit. The GLO is now seeking declaratory relief to enjoin the Foundation from challenging the removal of the mining restrictions from the Mining Lease.

An adverse outcome for the GLO in the Lawsuit could adversely affect the Company’s ability to mine at its Round Top project by restricting mining during hunting season and preventing mining at night. The Company is not a party to the Lawsuit. The Company will continue to monitor the progress of the Lawsuit.

Item 1A. Risk Factors

There have been no material changes from the risk factors as previously disclosed in our Form 10-K for the year ended August 31, 2012 as filed with the Commission on November 15, 2012.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds

None.

Item 3. Defaults upon Senior Securities

None.

Item 4. Mine Safety Disclosure

Pursuant to Section 1503(a) of the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act (The “Dodd-Frank Act”), issuers that are operators, or that have a subsidiary that is an operator, of a coal or other mine in the United States are required to disclose in their periodic reports filed with the SEC information regarding specified health and safety violations, orders and citations, related assessments and legal actions, and mining-related fatalities. During the quarter ended May 31, 2012, our U.S. exploration properties were not subject to regulation by the Federal Mine Safety and Health Administration (“MSHA”) under the  Federal Mine Safety and Health Act of 1977  (the "Mine Act").

Item 5. Other Information

None.

Item 6.  Exhibits

The following exhibits are attached hereto or are incorporated by reference:

Exhibit Number	Description
10.1
Severance, Waiver and Release Agreement between the Company and Anthony Garcia dated September 14, 2012, incorporated by reference to Exhibit 10.28 of our Form 10-K filed with the SEC on November 15, 2012

10.2	Supplemental Agreement between the Company and Christopher Mathers dated September 26, 2012, incorporated by reference to Exhibit 10.29 of our Form 10-K filed with the SEC on November 15, 2012
31.1	Certification of Chief Executive Officer pursuant to Rule 13a-14(a)/15d-14(a)
31.2	Certification of Chief Financial Officer pursuant to Rule 13a-14(a)/15d-14(a)
32.1	Certification of Chief Executive Officer Pursuant to Section 18 U.S.C. Section 1350, adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
32.2	Certification of Chief Financial Officer Pursuant to Section 18 U.S.C. Section 1350, adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
101.INS(1) (2)	XBRL Instance Document
101.SCH(1) (2)	XBRL Taxonomy Extension — Schema
101.CAL(1) (2)	XBRL Taxonomy Extension — Calculations
101.DEF(1) (2)	XBRL Taxonomy Extension — Definitions
101.LAB(1) (2)	XBRL Taxonomy Extension — Labels
101.PRE(1) (2)	XBRL Taxonomy Extension — Presentations

(1)	Submitted Electronically Herewith.

(2)
Pursuant to Rule 406T of Regulation S-T, these interactive data files are deemed not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended or Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise are not subject to liability.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TEXAS RARE EARTH RESOURCES CORP.

Date: January 14, 2013

/s/ Daniel E. Gorski
Daniel E. Gorski, duly authorized officer
Chief Executive Officer and Principal Executive Officer

Date: January 14, 2013

/s/ G. Mike McDonald
G. Mike McDonald, Chief Financial Officer and Principal Financial and Accounting Officer